Exhibit 10.7

Lockheed Martin Corporation 6801 Rockledge Drive Bethesda, MD 20817 Telephone 301-897-6000
January 27, 2022
Jesus Malave, Jr.
[Address Redacted]

Dear Jay,

I am pleased to offer you the position of Chief Financial Officer (CFO), reporting to James D. Taiclet, Chairman, President and Chief Executive Officer. The position will be located in Bethesda, MD. Your start date will be January 31, 2022 or such other date mutually agreed by you and the Corporation.

Your initial base salary will be $960,000 per year. Base salaries are reviewed annually. You will be paid on a weekly basis, with one week in arrears. You will be paid a one-time cash sign-on bonus of $750,000, which is subject to applicable taxes and other withholdings, within 30 days of your start date but no earlier than the first payroll cycle in 2022 to offset annual incentive amounts you will forfeit when you terminate your current employment. If you voluntarily terminate or otherwise leave employment for reasons within your own control or are terminated for cause within one (1) year from the date of commencement of service, you will reimburse Lockheed Martin the hiring bonus(es) paid to you.

Your annual incentive target opportunity under the Corporation’s Management Incentive Compensation Plan (MICP) will be 115% of your base salary for 2022. Because you will start after January 1, 2022, your award will be pro-rated based on your start date. Payouts are generally made in early March following the performance year and range from 0-200% of your target opportunity based on performance results relative to pre-established goals that are established in February of the plan year. Payouts for elected officers are subject to review and approval by the Board of Directors.

You will be nominated to receive a one-time special long-term incentive (LTI) award of $4,000,000 in restricted stock units (RSUs) that if granted will vest 100% one year from the date of grant to offset unvested incentive awards you will forfeit when you terminate your current employment. You will also be nominated for an LTI award of $8,000,000 in February 2022, $4,000,000 of which is also to offset unvested incentive awards you will forfeit when you terminate your current employment. This $8,000,000 LTI award will be allocated 50% in Performance Stock Units (PSUs), 30% in Restricted Stock Units (RSUs) and 20% in the cash-based Long-Term Incentive Performance award (LTIP). The RSUs if granted will cliff vest 100% three years from the date of grant while the PSUs and LTIP if granted will vest in February 2025 based on the Corporation’s performance over the three-year performance period (2022-2024) relative to the three-year performance goals established by the Corporation’s Management Development and Compensation Committee (the Committee) for the 2022-2024 performance period. These awards are expected to be granted in February 2022 and are subject to review and approval by the Committee and the terms of the applicable award agreements approved by the Committee, which include restrictive covenants related to non-competition, non-solicitation, non-disparagement, and confidentiality. Awards will be based on the fair value on the date of grant as determined by the Committee.

Since this position will require you to relocate, you will also be entitled to relocation benefits under our applicable relocation policy, a copy of which will be provided to you. You will also be entitled to participate in the Corporation’s qualified savings plan with a 401(k) feature, as well as non-qualified supplemental savings plans, and our suite of health and welfare benefits available to salaried employees. Lockheed Martin reserves the right to amend or to terminate its benefits plans at any time.

All amounts payable hereunder shall be subject to any required withholding and deductions.

While we are confident that we will have a satisfactory employment relationship, Lockheed Martin is an at-will employer and you will serve at the discretion of the Board of Directors.  This means that either you or Lockheed Martin may end the employment relationship for any or no reason and without advance notice. If this offer is acceptable, please sign below.

I am very pleased to make this offer and look forward to you joining the executive leadership team.

Sincerely,

/s/ James D. Taiclet
James D. Taiclet
Chairman, President and Chief Executive Officer

Offer Acceptance :

/s/ Jesus Malave, Jr.
Jesus Malave, Jr.